COACHMEN INDUSTRIES PROPOSES TO ACQUIRE KANBUILD

          ACQUISITION FURTHERS STRATEGIC PLAN TO GROW MODULAR SEGMENT

ELKHART, Ind., Nov. 20 /PRNewswire/ -- Coachmen Industries, Inc. (NYSE: COA - news), a leading full line producer of recreational vehicles and the nation's largest producer of modular housing, and KanBuild, Inc., a quality manufacturer of modular buildings located in the Central Midwest, announced today that they have signed a Proposal to Purchase KanBuild, Inc. The Proposal would allow Coachmen to acquire all the outstanding common and preferred stock of KanBuild, subject to the approval of both boards, customary due diligence, entry into a Definitive Purchase Agreement and satisfaction of other conditions.

KanBuild, founded in 1989, is a privately held company that specializes in customized construction of modular buildings for residential, multi-family and commercial uses. KanBuild designs are contemporary, functional and attuned to the most progressive trends in the building industry. The company, with 1999 sales of $28 million, has plants located in Osage City, Kansas; Loveland, Colorado; and is building a new, larger plant in Millikin, Colorado.

"This acquisition strengthens our position in modular construction and fits our strategic plan to expand this core business of Coachmen," stated Claire C. Skinner, Chairman, CEO and President at Coachmen. "The KanBuild acquisition will be the third expansion by Coachmen of its modular business this year." In June Coachmen acquired all of the outstanding shares of Mod-U-Kraf, Inc., a modular home and special products manufacturer headquartered in Rocky Mount, Virginia. In October Coachmen completed its acquisition of Miller Building Systems, Inc. Miller, based in Elkhart, Indiana, is one of the nation's premier manufacturers of commercial modular buildings.

"Joining Coachmen will afford KanBuild the opportunity to continue its growth and implement its strategic plan. We are very pleased to have the opportunity to become part of the Coachmen team given the company's financial strength and commitment to modular housing growth, its customers and employees," commented John Samples, KanBuild's President. Under the agreement, KanBuild's current management team will remain in place, as will the company's approximately 360 employees.



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Coachmen Industries, Inc. is one of the nation's leading full-line manufacturers of recreational vehicles and modular construction. Coachmen is one of the industry's best-known brand names of RVs and All American Homes, one of the company's modular subsidiaries, is America's leading producer of modular homes. Coachmen is a publicly held company with stock listed on the New York Stock
Exchange   (NYSE)  under  the  COA  ticker   symbol.   This   release   contains
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the Company's dependence on
chassis  suppliers,   interest  rates,   competition,   government  regulations,
legislation governing the relationships of the Company with its recreational vehicle dealers and other risks identified in the Company's SEC filings.